SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                    FORM 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



        Date of Report (Date of earliest event reported) August 16, 1996



                          K.L.S. Enviro Resources, Inc.
             (Exact name of registrant as specified in its charter)



       Nevada                       33-62268                  75-2460365
(State or other jurisdiction   (Commission File             (IRS Employer
   of incorporation)                 Number)              Identification No.)



    3220 North Freeway, Fort Worth, Texas                      76111
   --------------------------------------------------------------------
   (Address of principal executive offices)                 (Zip Code)



        Registrant's telephone number, including area code (817) 624-4844

Item 1.  Changes in Control of Registrant

         On August 16, 1996, SMD, L.L.C. (the "Purchaser") acquired 2,561,000 shares of the Registrant's common stock together with 100,000 shares of the Registrant's Series A preferred stock that are convertible into an additional 500,000 shares of the Registrant's common stock. The securities were acquired from the Estate Of James Robert Bell (the "Estate") for a purchase price of $.48 per share (including $.48 per share of common stock into which the preferred stock is convertible), with the purchase price payable in four installments on February 16, 1997, August 16, 1997, February 16, 1998 and August 16, 1998. The
         Purchaser is owned and controlled by Thomas A. Murdock, Roger D. Dudley, and Stephen M. Studdert, each of whom is a director, executive officer and shareholder of fonix Corporation ("Fonix"). Thomas A. Murdock became a director of the Registrant on July 10, 1996.

         As part of the same transaction, and on the same terms and conditions as those agreed to between the Purchaser and the Estate, Raymond H. Kurzon acquired one million shares of the Registrant's common stock from the Estate. Mr. Kurzon is Chairman Of The Board and Chief Executive Officer of the Registrant. As a result of this transaction, he owns 1,730,539 shares, or 16.7 percent, of the outstanding common stock of the Registrant. The Registrant and Mr. Kurzon previously agreed that Mr. Kurzon will convert $180,000 of the Registrant's debt owed to Mr. Kurzon into 450,000 shares of the Registrant's common stock. Upon consummation of that conversion, Mr. Kurzon will own 2,180,539 shares, or 20.2 percent of the Company's outstanding common stock.

         As of May 14, 1996, the Registrant had a note payable in the amount of $710,000 payable to fonix Corporation. On August 16, 1996, the Registrant and fonix Corporation modified their financing arrangement pursuant to which the $710,000 note was cancelled and replaced by another $710,000 note, and the Registrant executed three additional notes payable to fonix Corporation in the amounts of $450,000, $150,000 and $590,000 for funds previously advanced, for an aggregate indebtedness to fonix Corporation of $1,900,000. All of these notes are payable on demand, bear interest at the rate of 12 percent per annum from the respective dates on which the funds were advanced, and are secured by all the Registrant's assets except for certain real property owned by the Registrant. The $710,000 note to fonix Corporation is convertible at the option of fonix Corporation into 2,366,667 shares of the Registrant's common stock at $0.30 per share, and the other notes are convertible into an aggregate of 2,975,000 shares of common stock at $0.40 per share. The proceeds of these promissory notes were used to purchase two additional drilling rigs, to refurbish an existing rig, to purchase additional inventory and equipment for the Registrant's drilling and hydraulics business, and to pay certain indebtedness of the Registrant, including certain accounts payable and $443,000 of a $623,000 note payable to the Estate of James Robert Bell, in return for which the Estate released the Registrant from an obligation to pay the Estate $241,688 in accrued interest and preferred stock dividends. This transaction with the Estate was consummated on August 16, 1996. The other $180,000 of the $623,000 note payable to the Estate of James Robert Bell was transferred by the Estate to Raymond H. Kurzon, the Chief Executive Officer and a director of the Registrant, in exchange for a real estate limited partnership interest assigned by Mr. Kurzon to the Estate. The Registrant's Board Of Directors and Mr. Kurzon have agreed that the Registrant will retire this $180,000 debt by issuing 450,000 shares of its common stock to Mr. Kurzon at the rate of $0.40 per share.

         As a result of these transactions, the Purchaser beneficially owns 3,061,000 shares, or 28.2 percent, of the outstanding common stock of the Registrant; and Fonix has the right to acquire, through conversion of its notes payable from the Registrant, 5,341,667 shares, or beneficial interest of 34.0 percent, of the Registrant's common stock. The owners of the Purchaser disclaim beneficial ownership of any of the Registrant's securities owned by Fonix. Fonix disclaims beneficial ownership of any securities of Registrant owned by the Purchaser. However, based on the relationship of the owners of the Purchaser with Fonix, the Purchaser and Fonix may be deemed to be the beneficial owners of an aggregate of 51.9 percent of the Registrant's common stock.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  August 30, 1996                   K.L.S. ENVIRO RESOURCES, INC.



                                          By:   /s/ Merlyn W. Dahlin
                                          ----------------------------
                                             Merlyn W. Dahlin, Vice President